Exhibit 10.2

PERSONAL & CONFIDENTIAL

Form of TARP RESTRICTED STOCK AWARD AGREEMENT

Under the

REGIONS FINANCIAL CORPORATION 2010 LONG TERM INCENTIVE PLAN

The Compensation Committee of the Board of Directors (the “Committee”) of Regions Financial Corporation (“Regions” or “Company”) has awarded you TARP Restricted Stock (“Restricted Stock”) under the Regions Financial Corporation 2010 Long Term Incentive Plan (the “Plan”). This award agreement (the “Award Agreement”) sets forth the terms and conditions of your award (the “Award”). Capitalized terms used but not otherwise defined in this Award Agreement or the Plan have the meanings given in the attached Glossary of Terms.

1. Award. The number of shares of Restricted Stock subject to this Award is set forth at the end of this Award Agreement. This Award of Restricted Stock will vest as set forth below. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THIS AWARD AGREEMENT.

2. Vesting; Payout.

(a) Vesting. Except as provided in this Paragraph 2 and in Paragraphs 3 and 5, you shall become vested in the Restricted Stock on the third anniversary of the Date of Grant specified at the end of this Award Agreement (the “Scheduled Vesting Date”). Except as provided in this Paragraph 2 and Paragraph 5, if your Employment terminates for any reason prior to the Scheduled Vesting Date, your rights in respect of all of your shares of Restricted Stock shall terminate.

(b) Transferable Dates. The Restricted Stock, to the extent then vested, shall become transferable according to the following schedule:

(i) 25% of the Restricted Stock shall become transferable upon the Company’s repayment of 25% of the aggregate financial assistance received under the Troubled Asset Relief Program (“TARP”);

(ii) An additional 25% of the Restricted Stock (for an aggregate total of 50% of the Restricted Stock) shall become transferable upon the Company’s repayment of 50% of the aggregate financial assistance received under TARP;

(iii) An additional 25% of the Restricted Stock (for an aggregate total of 75% of the Restricted Stock) shall become transferable upon the Company’s repayment of 75% of the aggregate financial assistance received under TARP; and

(iv) The remainder of the Restricted Stock shall become transferable upon the Company’s repayment of 100% of the aggregate financial assistance received under TARP (such date and the transferable dates set forth in clauses (i), (ii) and (iii) of this Paragraph 2(b), each a “Permitted Transferability Date”).

(c) Payout. Except as provided in this Paragraph 2 and in Paragraphs 3, 5, 7 and 8, the transfer restrictions on the applicable number of whole shares of Restricted Stock shall lapse on the later of the Scheduled Vesting Date and the applicable Permitted Transferability Date with respect to such shares (“Payout Date”).

(d) Death. Notwithstanding any other provision of this Award Agreement, if you die prior to the Scheduled Vesting Date, and provided your rights in respect of your shares of Restricted Stock have not previously terminated, the shares corresponding to your outstanding Restricted Stock shall immediately vest and such shares shall become transferable on the applicable Permitted Transferability Dates.

(e) Change in Control. Notwithstanding any other provision of this Award Agreement, in the event of a Change in Control prior to a Scheduled Vesting Date, and provided you are terminated without Cause within 24 months after the occurrence of a Change in Control, and provided your rights in respect of your Restricted Stock have not previously terminated, the shares of your outstanding Restricted Stock shall immediately vest and become transferable on the applicable Permitted Transferability Dates.

3. Termination of Restricted Stock.

(a) Except as provided in Paragraphs 2(d), 2(e) and 5, your rights in respect of your outstanding Restricted Stock shall immediately terminate, and no Shares shall vest thereafter, if at any time prior to the Scheduled Vesting Date your Employment with Regions or an affiliate or subsidiary terminates for any reason, or you are otherwise no longer actively employed by Regions or an affiliate or subsidiary.

(b) Unless the Committee determines otherwise, and except as further provided in Paragraph 5, your rights in respect of all of your Restricted Stock (whether or not vested) shall immediately terminate, and no shares of Restricted Stock shall vest thereafter, if at any time prior to the Scheduled Vesting Date:

(i) any event that constitutes Cause has occurred; or

(ii) you in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with Regions or an affiliate or subsidiary or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between Regions or an affiliate or subsidiary and any such Client or (C) Solicit any person who is an employee of Regions or an affiliate or subsidiary to resign from Regions or an affiliate or subsidiary or to apply for or accept employment with any Competitive Enterprise; or

(iii) you fail to certify to Regions, in accordance with procedures established by the Committee, with respect to the Scheduled Vesting Date that you have complied, or the Committee determines that you have failed as of the Scheduled Vesting Date to comply, with all of the terms and conditions of this Award Agreement.

(c) Unless the Committee determines otherwise, if the Scheduled Vesting Date in respect of any of your outstanding Restricted Stock occurs and you have not complied with the conditions or your obligations under Paragraph 3(b)(iii), all of your rights with respect to the applicable portion of your outstanding Restricted Stock shall terminate no later than the applicable Scheduled Vesting Date.

4. Repayment and Clawback.

(a) If, following a Payout Date, the Committee determines that all terms and conditions of this Award Agreement were not satisfied, Regions shall be entitled to receive, and you shall be obligated to pay Regions immediately upon demand therefor, the Fair Market Value of the Shares (determined as of the Payout Date) that vested with respect to the Payout Date, without reduction for any Shares applied to satisfy withholding tax or other obligations in respect of such Shares.

(b) If, following a Payout Date, Regions determines that the lapsing of restrictions on the Shares subject to the Restricted Stock grant was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, Regions shall be entitled to receive, and you shall be obligated to pay Regions immediately upon demand therefor, the Fair Market Value of the Shares (determined as of the Payout Date) that vested with respect to the Payout Date, without reduction for any Shares applied to satisfy withholding tax or other obligations in respect of such Shares. Regions will determine whether a financial statement or other performance metric criteria is materially inaccurate in accordance with the standards set forth in the TARP Standards for Compensation and Corporate Governance, 31 C.F.R. § 30.8, or any similar or successor provision in effect from time to time.

5. Disability.

(a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 5(b), if you become subject to Disability, the condition set forth in Paragraph 2(a) shall be waived with respect to your then outstanding unvested Restricted Stock (as a result of which any such then unvested outstanding Restricted Stock shall vest and shall be paid to you promptly after the later of the date you become subject to Disability and the applicable Permissible Transferability Date, but all other conditions of this Award Agreement shall continue to apply.

(b) Without limiting the application of Paragraph 3(b) or Paragraph 3(c), your rights in respect of any outstanding Restricted Stock that become vested solely by reason of Paragraph 5(a) shall terminate, and no Shares shall become transferable in respect of such Restricted Stock if, following your becoming subject to Disability and prior to the applicable Permitted Transferability Date of Shares in respect of such outstanding Restricted Stock, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.

6. Non-transferability. Except as otherwise may be provided by the Committee, this Award (or any rights and obligations hereunder) may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in this Award Agreement. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of this Paragraph 6 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Award Agreement will be binding upon any permitted successors and assigns.

7. Withholding, Consents and Legends.

(a) You shall be solely responsible for any applicable taxes (including, without limitation, income and employment taxes) and any penalties and excise taxes, and any interest that accrues thereon, incurred in connection with your Award. Unless you otherwise direct, Regions will satisfy applicable tax withholdings and make applicable deductions in respect of your Award and issue Shares. In the alternative, you may remit cash to Regions (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of Regions to satisfy such withholding obligation.

(b) Your right to receive Shares pursuant to the Award is conditioned on the receipt to the reasonable satisfaction of the Committee of any required Consent that the Committee may reasonably determine to be necessary or advisable.

(c) Regions may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with Regions). Regions may advise the transfer agent to place a stop transfer order against any legended Shares.

8. Section 409A. Shares of Restricted Stock granted under this Award Agreement are intended to be exempt from Section 409A. However, to the extent such shares of Restricted Stock are determined to be “deferred compensation” subject to Section 409A, this Award Agreement is intended to, and shall be interpreted, administered and construed to, comply with Section 409A. The Committee shall have full authority to give effect to the intent of this Paragraph 8. In such event, any payment or lapse of restrictions to be made under the Restricted Stock in connection with termination of your Employment (and any other payment or settlement under the Plan) that would be subject to the limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after termination of your Employment (or earlier death) in accordance with the requirements of Section 409A. Each payment or lapse of restrictions under this Award Agreement shall be treated as a separate payment for purposes of Section 409A.

9. No Rights to Continued Employment. Nothing in this Award Agreement shall be construed as giving you any right to continued Employment by Regions or an affiliate or subsidiary or affect any right that Regions or an affiliate or subsidiary may have to terminate or alter the terms and conditions of your Employment.

10. Successors and Assigns of Regions. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, Regions and its successor entities.

11. Committee Discretion. Subject to Paragraph 12, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement and its determinations shall be final, binding and conclusive.

12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your estate, if such consent is obtained after your death), and provided, further, that the Committee may not accelerate or postpone the lapse of restrictions on the Shares (or cash in lieu of all or any part thereof) to occur at a time other than the applicable time provided for in this Award Agreement. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

13. Governing Law. TO THE EXTENT NOT GOVERNED BY FEDERAL LAW, THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

14. TARP Restrictions. Compensation under this Award Agreement is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between Regions and the U.S. government, as the same are in effect from time to time. You may receive compensation under this Award Agreement only to the extent that it is consistent with those regulations and requirements.

15. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, Regions Financial Corporation has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

Regions Financial Corporation
By:
Its: Chief Executive Officer

Recipient:

Number of Restricted Stock:

Date of Grant:

Scheduled Vesting Date: